FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

Chief Financial Officer 904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2020

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; May 6, 2020 –

First Quarter Consolidated Results of Operations

Net income for the first quarter of 2020 was $1,618,000 or $.15 per share versus $1,898,000 or $.19 per share in the same period last year. The first quarter of 2020 was impacted by the following items:

•	Corporate expense stock compensation of $601,000 compared to $29,000 in the same period last year due the timing of stock grants and a change from grants of stock options previously.
•	Interest income increased $181,000 as we have increased investments in joint ventures offset by lower amounts invested in bonds and lower bond yields.
•	Loss on joint ventures increased $378,000 primarily due to our share of the Bryant Street preferred interest, $118,000 amortization of guarantee liability related to the Bryant Street loan, $183,000 operating loss at the Maren due to pre-leasing efforts, partially offset by interest income generated in our opportunity zone investments prior to the funds being deployed.

Income from discontinued operations for the first quarter of 2019 was $86,000 or $.01 per share. The first quarter of 2019 included a $119,000 realized gain on the sale of bonds.

First Quarter Segment Operating Results

Asset Management Segment:

Most of the Asset Management Segment was reclassified to discontinued operations leaving two commercial properties as well as Cranberry Run, which we purchased in the first quarter of 2019, and 1801 62nd Street which joined this segment on April 1 of 2019. Cranberry Run is a five-building industrial park in Harford County, MD totaling 268,010 square feet of industrial/ flex space and at quarter end was 54% leased and occupied, up from 26.1% at year end. 1801 62nd Street is our most recent spec building in Hollander Business Park and is our first warehouse with a 32-foot clear-height ceiling. We completed construction on this building in 2019 and it is now 100% leased and occupied. Total revenues in this segment were $652,000, up $11,000 or 1.7%, over the same period last year. Operating loss was $131,000, down $65,000 from an operating loss of $66,000 in the same quarter last year due to higher allocation of corporate expenses.

1

Mining Royalty Lands Segment:

Total revenues in this segment were $2,185,000 versus $2,229,000 in the same period last year. Total operating profit in this segment was $1,904,000, a decrease of $97,000 versus $2,001,000 in the same period last year. The primary reason for this decrease is that we are no longer receiving double minimums at our Lake Louisa property, because our tenant, Cemex, received its final permit to begin mining the property in July 2019.

Development Segment:

The Development segment is responsible for (i) seeking out and identifying opportunistic purchases of income producing warehouse/office buildings, and (ii) developing our non-income producing properties into income production.

With respect to ongoing projects:

•	PUD entitlements for our 118-acre tract in Hampstead, Maryland, now known as “Hampstead Overlook,” are ongoing. In February of this year, Hampstead Overlook received Concept Plan approval from the Town of Hampstead for 164 single and 91 town home residential units.
•	We finished shell building construction in December 2018 on the two office buildings in the first phase of our joint venture with St. John Properties. Shell building construction of the two retail buildings was completed in January 2019. We are now in the process of leasing these four single-story buildings totaling 100,030 square feet of office and retail space. At quarter end, Phase I was 44% leased and occupied.
•	We are the principal capital source of a residential development venture in Baltimore County, Maryland known as “Hyde Park.” We have committed up to $3.5 million in exchange for an interest rate of 10% and a preferred return of 20% after which a “waterfall” determines the split of proceeds from sale. Entitlements for the development of the property are complete, a homebuilder is under contract to purchase all of the 126 recorded building lots, and settlement is expected in the second quarter of 2020.
•	We are the principal capital source of a residential development venture in Prince George’s County, Maryland known as “Amber Ridge.” We have committed up to $18.5 million in exchange for an interest rate of 10% and a preferred return of 20% after which a “waterfall” determines the split of proceeds from sale. Amber Ridge will hold 187 town homes. We are currently pursuing entitlements and have two homebuilders under contract to purchase all 187 units upon completion of development infrastructure.
•	In April 2018, we began construction on Phase II of our RiverFront on the Anacostia project, now known as “The Maren.” The 14-story project will have 264 units and 6,450 square feet of ground floor retail. At the end of the quarter the project was 95% complete, leasing commenced, and the first units of the building are occupied.
•	In December 2018, the Company entered into a joint venture agreement with MidAtlantic Realty Partners (MRP) for the development of the first phase of a multifamily, mixed-use development
2

in northeast Washington, DC known as “Bryant Street.”  The project is comprised of four buildings, with 487 units and 85,930 square feet of retail.  FRP contributed $32 million for common equity and another $23 million for preferred equity to the joint venture.  Construction began in February 2019 and as of the end of the quarter was 53% complete.  The project is currently on time, within budget, and expected to be complete in the fourth quarter of 2021, with the first of the four buildings delivering in the fourth quarter of 2020.  This project is located in an opportunity zone and has allowed us to defer $14.9 million in taxes associated with last year’s asset sale.

•	In December 2019, the Company entered into a joint venture agreement with MRP for the development of a mixed-use project known as “1800 Half Street.” The development is located in the Buzzard Point area of Washington, DC, less than half a mile downriver from Dock 79 and the Maren. It lies directly between our two acres on the Anacostia, currently under lease by Vulcan, and Audi Field, the home stadium of the DC United. The 10-story structure will have 344 apartments and 11,246 square feet of ground floor retail. FRP contributed $37.3 million in common equity. The project is a qualified opportunity zone investment and will defer just over $10 million in taxes associated with last year’s asset sale. Construction is anticipated to be begin in second quarter of this year.
•	In December 2019, the company entered into two joint ventures in Greenville, SC with a new partner, Woodfield Development. Woodfield specializes in Class-A multi-family, mixed use developments primarily in the Carolinas and DC. Our first joint venture with them is a 200-unit multifamily project known as “Riverside.” FRP contributed $6.2 million in common equity for a 40% ownership interest. Construction began this quarter and should be complete in the third quarter of 2021. The second joint venture in Greenville with Woodfield is a 227-unit multifamily development known as “.408 Jackson.” It will have 4,700 square feet of retail and is located across the street from Greenville’s minor league baseball stadium. FRP contributed $9.7 million in common equity for a 40% ownership interest. Construction is set to begin in the second quarter of 2020 and should be complete in the second quarter of 2022. Both projects are qualified opportunity investments and will defer a combined $4.3 million in taxes.

Stabilized Joint Venture Segment:

Dock 79’s average occupancy for the quarter was 93.52%, and at the end of the quarter, Dock 79 was 92.13% leased and 93.44% occupied. This quarter, 54.24% of expiring leases renewed with an average increase in rent on those renewals of 1.46%. Net Operating Income this quarter for this segment was $1,812,000, up $182,000 or 11.17% compared to the same quarter last year. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

In July 2019, the Company completed a like-kind exchange by reinvesting $6,000,000 into a Delaware Statutory Trust (DST) known as CS1031 Hickory Creek DST. The DST owns a 294-unit garden-style apartment community known as Hickory Creek consisting of 19 three-story apartment buildings containing 273,940 rentable square feet.  Hickory Creek was constructed in 1984 and substantially renovated in 2016 and is located in Henrico County, Virginia. The Company is 26.649% beneficial owner and receives monthly distributions. First quarter distributions were $83,000. The project is a qualified

3

1031 like-kind exchange investment and will defer $790,000 in taxes associated with the sales of 7030 Dorsey Road and 1502 Quarry Drive

Impact of the COVID-19 Pandemic

The COVID-19 pandemic is having an extraordinary impact on the world economy and the markets in which we operate. As an essential business, we have continued to operate throughout the pandemic in accordance with White House guidance and orders issued by state and local authorities. We have implemented social distancing and other measures to protect the health of our employees and customers. While we recognize the importance of social distancing, stay at home and telework measures to protect human health, these measures will adversely affect our tenants, particularly our retail tenants, as long as they remain in place.  We are negotiating with our retail tenants on rent abatements and cash flow adjustments that will adversely affect our NOI. During this period, we will continue to fulfill our duty to operate while managing our business in a prudent fashion.

Summary and Outlook

As important as these first quarter numbers are, what weighs heaviest on the mind of management, and no doubt our shareholders, is the economic fallout of the novel corona virus. Asset Management has been somewhat insulated. Industrial in general has responded well to this situation, and though this environment may prolong the time it takes to fill our vacancies, almost all of the tenants we have are paying rent and we have no reason at this time to believe the situation will change. We have two office tenants who have been affected and will have trouble paying rent, and we are in the process of coming up with a solution that accommodates their difficulties, doesn’t require us to go out and find new tenants, but still compensates us for the lost rent when we emerge from this situation. The Development Segment was an initial cause for concern when it seemed likely for a time that construction might be halted by the local governments where our projects were located. Thankfully, that was not the case. Construction has been allowed to continue in Washington, DC and South Carolina, and so development remains ongoing at Bryant St and our two properties in Greenville, SC. We have been signing leases for the Maren since March and had our first tenants move in March 23, 2020. The building is 17.42% leased and 4.17% occupied as of April 27, 2020 and we expect construction to be complete before the end of the second quarter. On a positive note, we were able to close on the sale of our remaining lots at Lakeside Business Park on April 3, 2020 for $3.75 million.

The first quarter numbers for the Mining Royalties segment were strong and were it not for the fact that we are no longer receiving double minimums from Cemex in Lake Louisa, they would have been the same or better than first quarter 2019—which is to say, on pace to match our best year ever. Mining is considered an essential business and so tenants are still operating on our properties. It is improbable that home construction and demand has been anything but adversely affected during the last few weeks. However, the decrease in road traffic due to people working from home has allowed states and municipalities to push forward their timeline for transportation infrastructure projects. We have not seen

4

any second quarter numbers, and it is beyond our ability to anticipate the consequences, seen and unforeseen, that shutting down the economy has had on the construction materials business. It is our hope that the bump in local infrastructure projects as well as the backlog of jobs created by the sustained period of labor shortage until recently will be enough to sustain the aggregates business until things return to normal.

Dock 79 has been a cause for concern since the onset this pandemic. Our team is doing its utmost to ensure the safety of our tenants. However, our restaurant tenants have been hit hard by this as only one of the three restaurants has been able to remain open for takeout. We are working on a way to allow them to suspend rent payments during the shutdown, without forgoing the ability to recoup them at a later date. On the residential side, the district has suspended property owners from raising rents effective back to March 11. Prior to the order, we expected to renew 19 of our 22 expiring leases in April with another two tenants going month-to-month. Since those renewals included rent increases, we will have to amend the terms of the leases but the renewal rate for April should be unaffected. Dock 79 was 90.8% leased and 92.8% occupied as of April 27, 2020. Given the current level of economic uncertainty, we plan to continue to renew tenants to traditional lease terms rather than go month-to-month until the order is lifted, preferring the safety of keeping tenants in place to chasing future rents. Until the rent freeze is lifted, this negates our ability to grow rents and will dampen rent growth for 2020.

Our country and the world face a challenging situation. The economic cost and loss of life is staggering. Very few companies will make it through this unscathed, and we are no exception. However, our balance sheet and liquidity have positioned us to sustain it better than a lot of businesses. The fallout from this horrible situation may provide us with investment opportunities as asset prices drop, but our primary concern as a business is that we are able to protect the assets and projects we already have. We have continued to put money back into the company in the form of share buybacks. During the first quarter of 2020, the Company repurchased 82,491 shares at an average cost of $41.47 per share.

Conference Call

The Company will host a conference call on Thursday, May 7, 2020 at 10:00 a.m. (EDT).  Analysts, stockholders and other interested parties may access the teleconference live by calling 1-877-271-1828 (passcode 58158510) within the United States.  International callers may dial 1-334-323-9871 (passcode 58158510).  Computer audio live streaming is available via the Internet through the Company’s website at www.frpholdings.com. You may also click on this link for the live streaming http://archive.conferenceamerica.com/archivestream/frp050720.mp3. For the archived audio via the internet, click on the following link http://archive.conferenceamerica.com/archivestream/frp050720.mp3. If using the Company’s website, click on the Investor Relations tab, then select the earnings conference stream.  An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 1-877-919-4059, international callers dial 1-334-323-0140.  The passcode of the audio replay is 14630859.  Replay options: “1” begins playback, “4” rewind 30 seconds, “5” pause, “6” fast forward 30 seconds, “0” instructions, and “9” exits recording.  There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

5

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the impact of the Covid-19 Pandemic on our operations and financial results; the possibility that we may be unable to find appropriate reinvestment opportunities for the proceeds from the Sale Transaction; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area demand for apartments in Washington D.C. and Richmond, Virginia; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of a residential apartment building.

6

FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2020	2019
Revenues:
Lease revenue	$3,598	3,485
Mining lands lease revenue	2,185	2,229
Total revenues	5,783	5,714

Cost of operations:
Depreciation, depletion and amortization	1,468	1,487
Operating expenses	925	882
Property taxes	737	753
Management company indirect	672	592
Corporate expenses	1,187	645
Total cost of operations	4,989	4,359

Total operating profit	794	1,355

Net investment income, including realized gains of $108 and $119	1,991	1,810
Interest expense	(51)	(588)
Equity in loss of joint ventures	(642)	(264)
Gain on sale of real estate	8	—

Income from continuing operations before income taxes	2,100	2,313
Provision for income taxes	601	672
Income from continuing operations	1,499	1,641

Income from discontinued operations, net of tax	—	86

Net income	1,499	1,727
Loss attributable to noncontrolling interest	(119)	(171)
Net income attributable to the Company	$1,618	1,898

Earnings per common share:
Income from continuing operations-
Basic	$0.15	0.16
Diluted	$0.15	0.16
Discontinued operations-
Basic	$—	0.01
Diluted	$—	0.01
Net income attributable to the Company-
Basic	$0.17	0.19
Diluted	$0.16	0.19

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,803	9,952
-diluted earnings per common share	9,833	9,996

7

FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	March 31	December 31
Assets:	2020	2019
Real estate investments at cost:
Land	$84,348	84,383
Buildings and improvements	147,781	147,019
Projects under construction	625	1,056
Total investments in properties	232,754	232,458
Less accumulated depreciation and depletion	31,727	30,271
Net investments in properties	201,027	202,187

Real estate held for investment, at cost	8,571	8,380
Investments in joint ventures	161,924	160,452
Net real estate investments	371,522	371,019

Cash and cash equivalents	11,375	26,607
Cash held in escrow	189	186
Accounts receivable, net	838	546
Investments available for sale at fair value	148,667	137,867
Unrealized rents	657	554
Deferred costs	967	890
Other assets	484	479
Total assets	$534,699	538,148

Liabilities:
Secured notes payable	$88,959	88,925
Accounts payable and accrued liabilities	1,653	2,431
Other liabilities	1,886	1,978
Deferred revenue	713	790
Federal and state income taxes payable	400	504
Deferred income taxes	50,397	50,111
Deferred compensation	1,433	1,436
Tenant security deposits	366	328
Total liabilities	145,807	146,503

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,766,906 and 9,817,429 shares issued and outstanding, respectively	977	982
Capital in excess of par value	57,818	57,705
Retained earnings	313,968	315,278
Accumulated other comprehensive income (loss), net	(203)	923
Total shareholders’ equity	372,560	374,888
Noncontrolling interest MRP	16,332	16,757
Total equity	388,892	391,645
Total liabilities and shareholders’ equity	$534,699	538,148

8

Asset Management Segment:

	Three months ended March 31
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$652	100.0%	641	100.0%	11	1.7%

Depreciation, depletion and amortization	192	29.5%	177	27.6%	15	8.5%
Operating expenses	97	14.9%	209	32.6%	(112)	-53.6%
Property taxes	72	11.0%	56	8.8%	16	28.6%
Management company indirect	114	17.5%	102	15.9%	12	11.8%
Corporate expense	308	47.2%	163	25.4%	145	89.0%

Cost of operations	783	120.1%	707	110.3%	76	10.7%

Operating profit	$(131)	-20.1%	(66)	-10.3%	(65)	98.5%

Mining Royalty Lands Segment:

	Three months ended March 31
(dollars in thousands)	2020	%	2019	%	Change	%

Mining lands lease revenue	$2,185	100.0%	2,229	100.0%	(44)	(2.0)%

Depreciation, depletion and amortization	38	1.8%	52	2.3%	(14)	-26.9%
Operating expenses	13	0.6%	16	0.7%	(3)	-18.8%
Property taxes	67	3.1%	68	3.1%	(1)	-1.5%
Management company indirect	66	3.0%	49	2.2%	17	34.7%
Corporate expense	97	4.4%	43	1.9%	54	125.6%

Cost of operations	281	12.9%	228	10.2%	53	23.2%

Operating profit	$1,904	87.1%	2,001	89.8%	(97)	-4.8%

Development Segment:

	Three months ended March 31
(dollars in thousands)	2020	2019	Change

Lease revenue	$293	269	24

Depreciation, depletion and amortization	54	58	(4)
Operating expenses	209	46	163
Property taxes	359	323	36
Management company indirect	445	395	50
Corporate expense	712	399	313

Cost of operations	1,779	1,221	558

Operating loss	$(1,486)	(952)	(534)

9

Stabilized Joint Venture Segment:

	Three months ended March 31
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$2,653	100.0%	2,575	100.0%	78	3.0%

Depreciation, depletion and amortization	1,184	44.6%	1,200	46.6%	(16)	-1.3%
Operating expenses	606	22.9%	611	23.7%	(5)	-0.8%
Property taxes	239	9.0%	306	11.9%	(67)	-21.9%
Management company indirect	47	1.8%	46	1.8%	1	2.2%
Corporate expense	70	2.6%	40	1.6%	30	75.0%

Cost of operations	2,146	80.9%	2,203	85.6%	(57)	-2.6%

Operating profit	$507	19.1%	372	14.4%	135	36.3%

Discontinued Operations:

Three months
ended
March 31, 2019

Lease revenue	$238

Cost of operations:
Depreciation, depletion and amortization	29
Operating expenses	95
Property taxes	20
Management company indirect	—
Corporate expenses	—
Total cost of operations	144

Total operating profit	94

Interest expense	—
Gain on sale of buildings	23

Income before income taxes	117
Provision for income taxes	31

Income from discontinued operations	$86

Earnings per common share:
Income from discontinued operations-
Basic	0.01
Diluted	0.01

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measure included in this quarterly report is net operating income (NOI). FRP uses this non-GAAP financial measure to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its

10

operating and financial performance. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Net Operating Income Reconciliation
Three months ended 03/31/20 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Income (loss) from continuing operations	(90)	(954)	370	1,380	793	1,499
Income Tax Allocation	(33)	(354)	182	512	294	601
Income (loss) from continuing operations before income taxes	(123)	(1,308)	552	1,892	1,087	2,100

Less:
Equity in profit of Joint Ventures	—	—	83	—	—	83
Gains on sale of buildings	8	—	—	—	—	8
Unrealized rents	110	—	—	61	—	171
Interest income	—	891	—	—	1,100	1,991
Plus:
Unrealized rents	—	—	4	—	—	4
Equity in loss of Joint Venture	—	713	—	12	—	725
Interest Expense	—	—	38	—	13	51
Depreciation/Amortization	192	54	1,184	38	—	1,468
Management Co. Indirect	114	445	47	66	—	672
Allocated Corporate Expenses	308	712	70	97	—	1,187

Net Operating Income (loss)	373	(275)	1,812	2,044	—	3,954

Net Operating Income Reconciliation
Three months ended 03/31/19 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Income (loss) from continuing operations	(48)	(716)	(196)	1,452	1,149	1,641
Income Tax Allocation	(18)	(266)	(9)	539	426	672
Income (loss) from continuing operations before income taxes	(66)	(982)	(205)	1,991	1,575	2,313

Less:
Unrealized rents	3	—	28	—	—	31
Interest income	—	224	—	—	1,586	1,810
Plus:
Unrealized rents	—	—	—	122	—	122
Equity in loss of Joint Venture	—	254	—	10	—	264
Interest Expense	—	—	577	—	11	588
Depreciation/Amortization	177	58	1,200	52	—	1,487
Management Co. Indirect	102	395	46	49	—	592
Allocated Corporate Expenses	163	399	40	43	—	645

Net Operating Income	373	(100)	1,630	2,267	—	4,170